Exhibit-99 (a)(1)(A)

SPAR Group, Inc.

Offer to Exchange Certain Outstanding Stock Options for New Stock Options

This document is part of a prospectus relating to the SPAR Group, Inc. 2008 Stock Compensation Plan, as amended, covering securities registered under the Securities Act of 1933, as amended. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer or such prospectus.

The date of this Exchange Offer is August 24, 2009

The following summary is qualified by, subject to and uses capitalized and other terms defined in the balance of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this “Exchange Offer”).

SUMMARY OF EXCHANGE OFFER

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Our outstanding stock options have exercise prices substantially in excess of the current market price of our common stock and no longer provide the desired values, encouragement and incentives to their holders. As permitted by our 2008 Plan, our Compensation Committee (all outside directors) and Board approved this repricing Exchange Offer to try to provide such values, encouragement and incentives through repriced replacement options.

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We are offering for a limited time to exchange the existing eligible options held by eligible participants in return for new stock options from us with lower exercise prices pursuant to the terms and conditions of this Exchange Offer.

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We are providing this Exchange Offer to assist you in making your own informed decision, but we will not give you any advice, assurance or recommendation in this regard or any additional information not in this Exchange Offer. You are encouraged to seek further advice from your own tax, financial and legal advisors.

•	You are eligible to participate if you are a director, officer or employee of or consultant to any SPAR Company.
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Participation in this Exchange Offer is completely voluntary. You do not need to respond to this offer to keep your Existing Option Contracts. You also can elect to exchange some of those contracts and not others. You will keep all of your Existing Option Contracts (and all Eligible Options thereunder) that you do not exchange. No changes will be made to the contracts and options you keep and you will not receive any repriced replacements for them.

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All of your unexercised Eligible Stock Options covered by a Selected Contract are automatically included in your Exchanges and cannot be split. If you try to do so, you could invalidate your Exchange Form.

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You can designate your Selected Contracts for exchange by signing, completing and returning your Election Form, which we included in your package. We must receive it by the end of the Exchange Period for it to be effective.

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You can change your mind later and revoke an earlier election, or select additional Existing Option Contracts for exchange, if you complete, sign and deliver the requisite Revocation Form or Election Form as provided in the Exchange Offer. A change is not effective unless we receive the proper form during the Exchange Period.

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If you want to participate in this Exchange Offer, we must receive your signed Election Form by 5:00 pm on the last day of the Exchange Period, although you can send it to us as soon as you are ready to do so. Our Exchange Offer expires and the Exchange Period ends at 5:00 pm on the last day of the Exchange Period, which is currently expected to be September 23, 2009. We may extend the Exchange Offer and Exchange Period in our discretion.

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If you voluntarily participate and submit Selected Contracts (and the Eligible Options they evidence) for exchange and cancellation, and we accept them, you will receive a New Option Contract on the following terms:

o	Your New Stock Option will give you the right to purchase the same total number of our Common Stock shares as your surrendered Selected Contracts; i.e., this is a “one-for-one” exchange.
o	Your exercise price will be $0.40 for each share of our Common Stock, which was its closing sale price on August 6th, 2009, as determined in accordance with our 2008 Plan.
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Your New Stock Option will vest over four years, with 1/4th of your new share amount vesting on August 6 of each year, starting in 2010. You will not receive any credit for past vesting under your surrendered contracts.

o	Your New Option Contract will be issued under and subject to the terms of our current 2008 Plan.
o	The terms of your New Option Contract will otherwise be substantially the same as your surrendered contracts.
•	If you are one of our Outside Directors, several terms of your New Stock Option will be somewhat different:
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You must select to exchange either (1) all of your Existing Option Contracts having exercise prices in excess of $0.50 per share, or (2) none of them. You cannot elect to exchange some of those contracts and not others.

o	You will receive somewhat less than a one-for-one exchange, as provided in Exhibit D to this Exchange Offer.
o	Your New Stock Option will vest immediately, like any new stock option awarded to any Outside Director.
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You must return a signed copy of your New Stock Contract to us within 30 days or it will become void and you will never receive your New Stock Options. Your surrendered Selected Contracts will be cancelled automatically.

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We believe your Exchanges should be treated as a nontaxable exchange and should not result in the recognition of any taxable income for U.S. federal income tax purposes. However, this is general information and is not tax, financial or legal advice. You are urged to seek further advice from your own tax, financial and legal advisors.

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We have the right to determine in our discretion the due authorization, validity, form, eligibility (including time of receipt), selections, sufficiency, completeness, regularity, legality or effectiveness of your elections, tenders, revocations or other instructions and whether to accept or reject them based on those determinations.

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INTRODUCTION

SPAR Group, Inc., a Delaware corporation (“SGRP”, “we”, “us”, “our” or the like), and its subsidiaries (together with SGRP, the “Company”), is a supplier of merchandising and other marketing services throughout the United States and internationally. The Common Stock issued by SGRP, $.01 par value (the “Common Stock”), is currently listed and traded on the Nasdaq Stock Exchange (“Nasdaq”) and currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SGRP is currently a “smaller reporting company” (as defined in Rule 12b-2 of the Exchange Act) for the purposes of the periodic reports required under the Exchange Act that it files with the Securities and Exchange Commission (the “SEC”). SGRP has issued various stock options pursuant to the SPAR Group, Inc. 2008 Stock Compensation Plan, as amended (the “2008 Plan”), and previously, the 2000 Stock Option Plan, as amended (the “2000 Plan”), and the Amended and Restated 1995 Stock Option Plan, as amended (the “1995 Plan”).

Our 2008 Plan and Your Stock Options Under It. For information respecting the 2008 Plan and Stock Options and other Awards thereunder, see the Summary Description and Prospectus respecting the 2008 Plan (the “2008 Plan Prospectus”) as well as the 2008 Plan itself, each of which is incorporated herein by reference. You should consult and review the full text of the 2008 Plan and each Stock Option or other Award Contract that may be issued to you (each a “Contract”) respecting any matter you may deem important. The descriptions of the 2008 Plan and the Award Forms in the 2008 Plan Prospectus are only summaries of select provisions, are not comprehensive or complete, and are qualified in their entirety by the text of the most recent version of the 2008 Plan and each Contract signed and returned by you, which are incorporated by reference into the 2008 Plan Prospectus and this Exchange Offer (see “INCORPORATION OF DOCUMENTS BY REFERENCE” below). Capitalized terms used and not otherwise defined in this Exchange Offer shall have the meanings respectively assigned to them in the 2008 Plan Prospectus or 2008 Plan, as applicable.

Our Plans and Proposals. In June 2009, we engaged the investment banking firm Jesup & Lamont, Inc. to assist us with growth initiatives, including (without limitation) identifying acquisition or merger candidates or other expansion opportunities on a global basis, raising additional capital and assisting in related activities. On their recommendation, we are preparing to file a S-3 shelf registration respecting our Common Stock in order to have shares readily available for sale or other use, under which we would be limited under current S-3 rules to a maximum of approximately 1,700,000 shares, and we also are considering filing a preliminary S-1 registration in the near future to prepare for a larger stock issuance than we would be permitted to issue under an S-3 should the need for such additional capital arise.

Except for those pending and potential securities filings, this Exchange Offer and the other matters (if any) disclosed in our SEC Reports, we presently have no plans or proposals that relate to or would result in:

•	any merger, reorganization, liquidation or other extraordinary corporate transaction involving us or any of our material subsidiaries;
•	any purchase, sale or transfer of a material amount of the assets of us or any of our subsidiaries;
•	any material change in our present dividend policy or our indebtedness or capitalization;
•	any change in our present Board or its Committees, our senior management or their material terms of employment;
•	any other material change in our corporate structure or business;
•	our common stock not being authorized for listing on the Nasdaq Stock Exchange;
•	our common stock becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act;
•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
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the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our 2008 Plan, our employee and consultant stock purchase plans and our 401(k) plan; or

•	any change to our certificate of incorporation, bylaws or committee charter, or any action that may make it more difficult for any person to acquire control of us.

Obtaining and Reviewing Applicable Documents and Information. At SGRP’s web site, www.sparinc.com, you can review and download the most current versions of this Exchange Offer, the 2008 Plan and Award Forms, and the 2008 Plan Prospectus under the Investor Relations tab and the most recent Annual Report and Proxy Statement, as updated (and in some cases amended or superseded) by subsequent SEC Reports, under the Investor Relations tab. You also can obtain free copies of any document incorporated by reference into this Prospectus, as well as a current list of such incorporated documents and any additional information or help you may need respecting any Award or Contract (as defined below) you may receive, from SGRP’s Human Resources Department, which you may contact by mail at SPAR Group, Inc., 1910 Opdyke Court, Auburn Hills, MI 48326, by phone at 248-364-7727, by fax at 248-364-8600, or by email at hsavage@sparinc.com.

Reliance. You should rely only on the express contents of this Exchange Offer (including the provisions of the 2008 Plan, 2008 Plan Prospectus and other documents expressly incorporated by reference) and any new stock option contract you may receive; no one is authorized or permitted to give you any other information or assurance of any kind or nature whatsoever; and you will not receive any right, remedy or interest from, and you cannot act or rely on, any such other information or assurance, regardless of source.

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GENERAL TERMS OF THE EXCHANGE OFFER

SGRP is offering for a limited time to permit eligible participants to elect to surrender their eligible option contracts for exchange and cancellation in return for new repriced stock option contracts in accordance with and subject to the terms, provisions and conditions of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this “Exchange Offer”) and the 2008 Plan.

Approval and Purpose of this Exchange Offer. SGRP’s Board of Directors (our “Board”) and its Compensation Committee (our “Compensation Committee”) determined that most of the outstanding stock options issued under our 2008 Plan and its predecessors (covering approximately 2.1 million shares of our Common Stock) have exercise prices significantly higher than the current market price of our Common Stock. Accordingly, as permitted by 2008 Plan’s Repricing Amendment, they approved this Exchange Offer on August 6, 2009 (the “Grant Date”), to permit eligible participants to elect to surrender their eligible option contracts for exchange and cancellation in return for new stock options with lower exercise prices in accordance with this Exchange Offer, which the Board and Compensation Committee believe will have greater value and appreciation potential for the holders and will be more likely to restore and provide the originally intended performance incentives and value.

Risks and other Considerations. Although our Board and Compensation Committee have approved this Exchange Offer, we realize that your decision to tender Eligible Options for exchange is an individual one. Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below, in the 2008 Plan Prospectus and in our most recent Annual Reports and subsequent SEC Filings as incorporated by reference (and defined) below. See “RISK FACTORS RESPECTING THIS EXCHANGE OFFER”, below. We strongly recommend that you consult with your personal legal, financial and tax advisors before deciding whether to participate in this Exchange Offer. We are not recommending whether you should (or should not) participate.

Exchange Period; Extensions in Our Discretion. This Exchange Offer commenced on August 24, 2009, and is currently scheduled to end at 5 P.M. on September 23, 2009, and is subject to extension or termination as described in this Exchange Offer, including (without limitation) in the event of material changes in this Exchange Offer, the occurrence of certain other events, or the extension or termination of this Exchange Offer by the Board or Compensation Committee (if and as so extended, the “Exchange Period”). You must make your exchange decisions and we must receive your signed written elections and revocations on the required forms during the Exchange Period. See “Completing, Signing and Delivering Your Exchange Elections during the Exchange Period” and “Revoking Your Previous Election to Participate during the Exchange Period”, below. We may extend the Exchange Period and delay accepting any Existing Option Contracts identified and surrendered to us in our sole discretion at any time, and from time to time.

This is a one-time offer, and we will strictly enforce the Exchange Period, subject only to such extensions as we may grant in our sole discretion.

Conditions, Cancellations and Exchanges. Your voluntary election to surrender your Existing Stock Contracts and the Eligible Options evidenced by them for cancellation, their cancellation  (the “Cancellations”), and the subsequent issuance of your replacement option contract and, upon our receipt of your signed new option contract, the effectiveness of your new stock options (the “Exchanges”), in each case are subject to the terms, provisions and conditions of this Exchange Offer. For example, see “Eligible Participants”, “Eligible Options and Existing Option Contracts”, “ELECTING TO VOLUNTARILY PARTICIPATE”, “Specific Conditions Applicable to Each Eligible Participant” and “General Conditions Applicable to All Exchanges”, below. Your Cancellations will become effective on the first business day after the end of Exchange Period that we finalize all pending determinations and confirm the satisfaction of all of the other applicable conditions (the “Closing Date”), which we hope will occur on the first business day following the end of the Exchange Period or shortly thereafter. Your Exchange will become effective when we receive the return of your signed New Option Contract (see below), which will then be effective as of the Grant Date.

Amendments, Terminations, Determinations, Rejections and Waivers in Our Discretion and Without Notice. We may amend, terminate or withdraw this Exchange Offer in our sole discretion at any time, and from time to time. We will determine and resolve, in our sole discretion, all questions and matters respecting any Existing Option Contract, any Eligible Option evidenced by such contract or any Common Stock that may be purchased thereunder, and your elections, tenders, revocations or other instructions respecting any such contract, including (without limitation) the validity of each of your Existing Option Contracts and the Eligible Options they evidence, the number of shares of Common Stock that remain available under each of your Eligible Options, and the due authorization, validity, form, eligibility (including time of receipt), selections, sufficiency, completeness, regularity, legality or effectiveness of any of your elections, tenders, revocations or other instructions. We may reject any or all such elections, revocations or other instructions that we determine to be deficient or otherwise defective, or waive any such deficiency or defect or otherwise accept any such election, revocation or election as submitted, in our sole discretion at any time, and from time to time, but subject to compliance (if and to the extent applicable) with Rule 13e-4 under the Exchange Act or other applicable law. Subject to an applicable non-appealable determination by a court of competent jurisdiction that is final and binding on all parties, our determination of these and other matters will be final and binding on all parties.

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Reminders From Us. We reserve the right, but are not obligated, to send by email one or more general reminders to you and all of the other Eligible Participants using the form of original cover letter attached hereto as Exhibit A and adding a new heading or preamble noting the date and time the Exchange Offer and the Exchange Period are then schedule to expire and the number of days then remaining for delivery to us of an Election Form or Revocation Form.

No Notice of any Extension, Amendment, Termination, Determination, Rejection, Waiver or other Act or Decision. We do not intend to give any public or private announcement, oral or written notice or other communication of any extension, amendment, termination, determination, rejection, waiver or other action taken or decision made by us as permitted or contemplated under this Exchange Offer or applicable law, except as we may be required to give by Rule 13e-4(e) under the Exchange Act or any other applicable law, or we may choose to give in our sole discretion.

Eligible Participants. You are eligible to participate in this Exchange Offer (and you are an “Eligible Participant”) if you are a director, officer (including its executive officers) or employee of or consultant to SGRP, any of its subsidiaries or any of its affiliated companies (including SPAR Management Services, Inc., and SPAR Infotech, Inc.), or if you left such position due to your “Retirement” (as defined in the 2008 Plan) and continue to be in such Retirement.

Eligible Options and Existing Option Contracts. This Exchange Offer applies to each of the unexercised nonqualified stock options issued under the 2008 Plan, 2000 Plan or 1995 Plan and currently held by you as an Eligible Participant, whether or not vested (“Eligible Options”), which are evidenced by stock option contracts between you and us (each an “Existing Option Contract”), excluding, however, every option that either is scheduled to expire within the Exchange Period or is not evidenced by an Existing Option Contract. We believe the Eligible Participants currently hold Eligible Options to purchase an aggregate maximum of 2,077,185 shares of our Common Stock (without regard to vesting) under their respective Existing Option Contracts. The actual number of SGRP Shares covered by the New Stock Options to be issued in the Exchange Offer will depend on the number of Eligible Participants electing to participate and the number of their Existing Option Contracts (and the Eligible Options evidenced by them) they elect to exchange.

Outside Directors. The Eligible Participants include each of our four current and one retired directors deemed to be “independent” under Nasdaq rules (each an “Outside Director”). The Outside Directors are (and were) all of the members of our Compensation Committee, which is charged by its Charter, Nasdaq rules and applicable law with overseeing and (subject to permitted delegations) administering our 2008 Plan and the Awards thereunder. At the insistence of the Compensation Committee and the Board, the exchange ratio will be somewhat less than one-to-one (e.g., less favorable) to the Outside Directors, as provided in Exhibit D, to avoid our incurrence of any additional compensation expense from their exchanges. See “Outside Directors Receive Less than “One-for-One”“, below.

Exchange Consideration. In consideration of the surrender of your Selected Contracts (as defined below), which includes all of the Eligible Options they evidence, and their delivery to us for exchange and their cancellation on the Closing Date pursuant to this Exchange Offer, we will deliver a New Option Contract to you that (upon your return of a signed copy to us as provided below) will evidence your New Stock Options. No cash payments are currently contemplated. Exchanges will be made on a “one-for-one basis” for all Eligible Participants other than our Outside Directors (who have a lower exchange rate).

Maximum New Option Shares and Estimated Additional Compensation Expense. If 100% of the Eligible Participants elect to exchange all of their Eligible Options, under which we believe they could currently purchase an aggregate maximum of 2,077,185 shares of our Common Stock (without regard to vesting or other conditions), we expect that:

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The aggregate maximum shares of our Common Stock that could be purchased under their New Stock Options (without regard to vesting or other conditions) will be less that such 2,077,185 share amount due to the somewhat lower exchange rates for our Outside Directors. See “Exchange Consideration”, above.

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We estimate that our maximum additional compensation expense will be approximately $93,000 (based on current Black-Scholes computation factors), recognizable ratably over the four year vesting period through August 6, 2013, assuming the holders continue to be Eligible Participants throughout such period (other than through retirement).

No Adverse Impact on Award Availability. Our current remaining availability for new Awards under the 2008 Plan will not be adversely affected, whether or not you participate in this Exchange Offer. Under our 2008 Plan, when Stock Options are cancelled, the number of shares covered by them are “recycled” and added back to our remaining availability. Your Selected Contracts and corresponding Eligible Options will be cancelled on the Closing Date and the shares they covered will offset the shares to be covered by your New Option Contract and New Stock Option.

Delivery of Required Elections and Documents. You may deliver your signed Election Forms, Selected Contracts, Revocation Forms or New Option Contract to us in any reasonable manner, including faxing such document (other than your original signed Selected Contract, which you must physically return to us). Please send it to us as follows and allow sufficient time for delivery:

Human Resources Department, SPAR Group, Inc., 1910 Opdyke Court, Auburn Hills, MI 48326.

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Or you can fax such document (other than your original signed Selected Contract, which you must physically return to us) at 248-364-8600, attention Human Resources Department.

NEW STOCK OPTION TERMS.

Following the Closing Date (if it occurs), if you have satisfied the applicable conditions for participation and exchange, you will be eligible to receive a new stock option contract (the “New Option Contract”) on the following terms and conditions in exchange for the Existing Option Contracts that you effectively elected to surrender for exchange and cancellation and did not revoke as permitted below (each a “Selected Contract”):

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New Option Contract Signature and Return Required. We will send you the proposed New Option Contract within 30 days after the Closing Date. However, you must sign your New Option Contract and return it to us within 30 days after we send it to you in order for your New Option Contract, your new stock option evidenced by such contract (the “New Stock Option”) and your Exchanges to ever become effective. See “Risk of Not Signing and Delivering Your New Option Contract On Time”, below.

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New Option Contract Subject to 2008 Plan, Etc. Your New Stock Option and New Option Contract will be issued under, governed by and subject to the 2008 Plan, whether or not your Selected Contracts were subject to the 2008 Plan. The 2008 Plan is described, together with certain cautions and other information, in the 2008 Plan Prospectus

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“One-for-One Exchange”. This is a “one-for-one” exchange based on the number of shares of our Common Stock covered, without regard to vesting, by all of your Eligible Options under your Selected Contracts (“Selected Exchange Shares”), and you will receive a New Stock Option to purchase the same number of such shares (“New Option Shares”) as the number of your Selected Exchange Shares, unless you are an Outside Director (see below).

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Outside Directors Receive Less than “One-for-One”. However, if you are an Outside Director, you will receive New Option Shares in the amount shown for you in Exhibit D hereto, which is less than the number of your Selected Exchange Shares. The number of your New Option Shares was calculated (based on current Black-Scholes computation factors) so that there will be no incremental compensation expense to the Company from your participation in the repricing exchange. If all Outside Directors participate, we expect the average exchange rate to be approximately 0.83 New Option Share for each Selected Exchange Share.

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New Ten Year Terms Starting on the Grant Date. Your New Stock Options will be dated as of the Grant Date, which is the date they were granted by the Compensation Committee to you (subject to your voluntary participation and the other terms, provisions and conditions of this Exchange Offer), and will have a ten year term scheduled to expire on the tenth anniversary of the Grant Date (i.e., August 6, 2019).

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New Stock Option Exercise Price of $0.40 Per Share. The exercise price under your New Stock Options will be $0.40 per share, the closing sale price of the Common Stock as reported by Nasdaq on the Grant Date.

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New Stock Option’s New Four Year Vesting Schedule. None of your New Stock Options will be vested on issuance (unless you are an Outside Director – see below). Instead, they will vest over four years, with your option to purchase 1/4th of your total New Option Shares vesting on each anniversary of your Grant Date, August 6, 2009 (which is the same way your existing stock options vested and any new stock option issued to you would vest). You will lose any vested status you may have had under your existing Eligible Options. If you leave and stop being an Eligible Participant before portions of your New Stock Options vest, you will forfeit the unvested portions of such stock options pursuant to the 2008 Plan and your New Options Contract. However, if you are an Outside Director, your New Stock Options will vest immediately (which is the same way your recently issued stock options have vested and any new stock options issued to you would vest as an Outside Director). Retired Eligible Participants who participate also will receive New Stock Options that vest immediately in accordance with the 2008 Plan.

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Other Terms of New Stock Options Substantially Unchanged. Except for the new ten year term, new exercise price, and new four year vesting schedule (if applicable), the terms and conditions of the New Stock Options and New Option Contracts will be substantially the same as the existing Eligible Options and Surrendered Option Contracts issued under the 2008 Plan.

ELECTING TO VOLUNTARILY PARTICIPATE.

You may elect to voluntarily exchange each of your Existing Option Contracts that you designate as a Selected Contract (and all of the Eligible Options evidenced by such contract) by compliance with the terms, provisions and conditions of this Exchange Offer, including (without limitation) the following, and not revoking such election as permitted below:

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Completing, Signing and Delivering Your Exchange Elections during the Exchange Period. You must complete and sign an exchange election substantially in the same form as Exhibit B to this Exchange Offer (an “Election Form”) specifying each Existing Option Contract that you elect to surrender as Selected Contracts (together with all Eligible Options evidenced by such contract) for exchange and cancellation, and deliver your completed and signed form and your applicable original Selected Contracts to us during the Exchange Period. You may deliver your signed Election Form(s) and applicable Selected Contracts to us in any reasonable manner, including the delivery of such form by fax  (but not your original signed Selected Contract, which you must physically return to us), as provided in “Delivery of Required Elections and Documents”, above. We have no obligation to inform you that we either have or have not received any signed Election Form or Selected Contract from you. You must allow sufficient time to ensure timely delivery.

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Selection of the Existing Option Contracts for Exchange in Your Exchange Form. We have included in your offer package an Election Form that already lists each of your outstanding Existing Option Contracts containing Eligible Options and the number of option shares covered by each. You must check the “EXCHANGE” box for each of your Eligible Option Contracts that you elect to surrender as a Selected Contract (together with all Eligible Options evidenced by such contract) for exchange and cancellation in accordance with the Exchange Offer. To select all of your Existing Option Contracts for exchange, check all of their “EXCHANGE” boxes. You may specify less than all of your Existing Option Contracts for exchange, but you will be deemed to have elected to exchange all of your existing Eligible Options covered by each Selected Contract.

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Excluding Designated Existing Option Contracts from Your Exchanges. You should check the “DO NOT Exchange” box for each of your Eligible Option Contracts that you elect to keep without change and not exchange. If you do not wish to participate in the Exchange Offer at all, you can either check all of the “DO NOT Exchange” boxes or you can keep and never return your Election Form.

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Keep a Copy of Your Completed Election Form. Please keep a copy of your completed Election Form. You may need your contact numbers and other information in the event you wish to revoke any of your elections.

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Selecting Additional Existing Option Contracts for Exchange in Additional Exchange Forms. If you specified less than all of your Existing Option Contracts for exchange in your prior Exchange Form(s), you may complete, sign and deliver to us within the Exchange Period an additional Election Form electing to exchange such additional Existing Option Contract(s) (and all of the Eligible Options evidenced by such additional contracts) as you specify in that additional form. You may obtain additional Exchange Forms from our Human Resources Department, which you may contact as provided in “Delivery of Required Elections and Documents”, above. If you deliver more than one Exchange Form, selection of an Existing Option Contract on any of your Exchange Forms will be sufficient to include such contract (and all of the Eligible Options evidenced by it) as a Selected Contract in your exchange elections (subject to your effective revocation, below), irrespective of whether such contract is specified in any of your other Exchange Forms.

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Exercised or Expired Portions of Options Excluded. If you partially exercised an Eligible Option, you may elect to exchange the remaining unexercised portion of your Existing Option Contract under this Exchange Offer. However, you cannot exchange Eligible Options (or the portions thereof) that you have already exercised, have expired or are scheduled to expire during the Exchange Period.

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Additional Conditions for Outside Directors. If you are an Outside Director, you must exchange either (1) all of your Existing Option Contracts with Eligible Options having strike prices in excess of $0.50 per share or (2) none of those contracts.

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Delivery of Original Selected Contract or Indemnification of SGRP Required.. If we do not receive any applicable original Selected Contract from you during the Exchange Period, you will nevertheless be deemed to have surrendered and delivered it to us and directed us to proceed with the Cancellation and Exchange of that Selected Contract, and you will be obligated to indemnify and reimburse us for all losses and expenses (including attorneys fees and expenses) that we may incur as a result of canceling and exchanging any Selected Contract you did not return. We have no obligation to inform you that we either have or have not received any such contract.

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No Effective Exchange Election without Proper Delivery of Your Exchange Form. If we do not receive your signed and completed Election Form within the Exchange Period (unless in our sole discretion we choose to accept delivery of your Election Form after the Exchange Period and before 5 pm on the Closing Date), whether or not you have completed or sent such form, your election to participate in the Exchange Offer will not be effective and you will be deemed to have chosen to keep all of your Existing Option Contracts and the underlying Eligible Options without change. We have no obligation to inform you that we either have or have not received any such item.

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Your Elections will become Enforceable and Your Surrendered Options will be Cancelled on the Closing Date. If you delivered your signed Election Form and applicable Existing Option Contracts to us during the Exchange Period, if you did not duly revoke your election to exchange the such contracts, and if we did not terminate this Exchange Offer, then on the Closing Date (if and when we declare it has occurred), your election and surrender of your Selected Contracts (“Surrendered Contracts”) and the Eligible Options covered by them (each a “Surrendered Option”) becomes a final and binding contract with us for exchange and cancellation pursuant to this Exchange Offer, you will have no longer have any right or interest in any Surrendered Contract or Surrendered Option, and all of your Surrendered Contracts and Surrendered Options will be automatically cancelled, in each case whether or not you ever sign and return your New Option Contract, whether or not your New Stock Option or New Option Contract ever become effective, and whether or not you become ineligible to receive them.

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NON-PARTCIPATION, REVOCATIONS AND DEEMED REVOCATIONS.

You may choose to keep some or all Existing Option Contracts (and all of the Eligible Options evidenced by each such contract), and not exchange them, and those you do not exchange, and those that do not qualify for exchange or are otherwise excluded, will continue unchanged in accordance with their existing pricing, vesting and other terms, respectively.

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No Response, No Exchange. If you do nothing, you will be deemed to have chosen to not participate in this Exchange Offer and to keep all of your Existing Option Contracts and the underlying Eligible Options they evidence without change.

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Electing to Not Participate in Any Exchange. You may also affirmatively choose to keep all of your Existing Option Contracts by checking every “DO NOT Exchange” box on your Exercise Form, signing it and returning it to us as provided above.

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Non-Selected Contracts Are Not Subject to Exchange and Continue Unchanged. Each of your Existing Option Contracts you marked as “DO NOT Exchange”, and each of those you did not mark as either “EXCHANGE” or “DO NOT Exchange”, in your Election Form(s) and remaining that way after the end of the Exchange Period (“Excluded Contracts”), will be excluded from the Cancellations and Exchanges, and you will keep each Excluded Contract and all Eligible Options evidenced by such contract without change.

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Revoking Your Previous Election to Participate During the Exchange Period. You may change your mind and revoke (in whole or in part) your previous election to exchange all or selected Existing Option Contracts of yours by completing the form of election revocation attached to this Exchange Offer as Exhibit C (a “Revocation Form”), signing it and delivering it to us at any time during the Exchange Period. If you wish to revoke the exchange of less than all of your Existing Option Contracts covered by your previous election(s), you must specify those contracts you no longer wish to exchange in your Revocation Form. You may deliver your signed Revocation Form to us in any reasonable manner, including fax, as provided in “Delivery of Required Elections and Documents”, above. We have no obligation to inform you that we have received or have not received any signed Revocation Form from you. You must allow sufficient time to ensure timely delivery.

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No Revocation Form Delivered, No Effect on Exchange Election. If we do not receive any signed and completed Revocation Form from you within the Exchange Period that revokes your exchange election with respect to a previously Selected Contract (unless in our sole discretion we choose to accept delivery of your Revocation Form after the Exchange Period and before 5 pm on the Closing Date), whether or not you have completed or sent such Revocation Form, your previous election to include that Selected Contract in your Exchange Offer participation will not be revoked or be any less effective. We have no obligation to inform you that we either have or have not received any such item.

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Not Eligible Participant, or Other Conditions Not Satisfied, No Exchange of Eligible Options. If you are not an Eligible Participant on the last day of the Exchange Period or on the date your New Option Contract would be sent to you, or if you have not otherwise satisfied any of the conditions applicable to you under this Exchange Offer (see “Specific Conditions Applicable to Each Eligible Participant”, below) before the end of the Exchange Period or Closing Date (subject to our right to make determinations and grant waivers in our sole discretion), even though you may have delivered your signed and completed Exchange Form and applicable Existing Option Contracts within the required periods, your election to exchange your Selected Contracts and the Eligible Options evidenced by such contracts in this Exchange Offer will not be effective, and you will be deemed to have instead revoked your election to exchange such contracts and options and chosen to keep that contract and the underlying Eligible Options without change.

•	Return of Delivered Selected Contracts upon Effective or Deemed Revocation. If we received a Selected

Contract from you, and that exchange election shall (in accordance with this Exchange Offer) have been either effectively revoked by you or deemed to have been revoked under the terms hereof before the end of the Exchange Period, we will return such Existing Option Contract to you in the normal course after the Closing Date.

RISK FACTORS RESPECTING THIS EXCHANGE OFFER

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Risk of Not Signing and Delivering Your New Option Contract On Time. Your New Stock Option and New Option Contract will expire and you will never receive them, your Selected Contracts will still be cancelled (i.e., you will never get them back), and you will receive nothing in exchange for your Cancellations if you do not return your signed New Option Contract to us within 30 days after we sent it to you, whether or not we have signed it, unless in our sole discretion we choose to accept a justifiably late delivery.

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Risk of No Longer Being an Eligible Participant at Issuance or Vesting. If you stop being an Eligible Participant after the Closing Date and before you have returned your signed New Option Contract to us, your New Stock Option and New Option Contract will expire and you will never receive them, your Selected Contracts will still be cancelled (i.e., you will never get them back), and you will receive nothing in exchange for your Cancellations. If you stop being an Eligible Participant after you returned your signed New Option Contract to us, your unvested New Stock Options evidenced by that contract will expire without vesting and you will never have an opportunity to exercise those expired unvested options and your Selected Contracts will have been already cancelled (and you can never get them back).

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Risks of a Nasdaq Delisting. SGRP’s common stock is currently trading, has recently traded and could continue to trade for less than $1.00 per share, which is below Nasdaq’s minimum trading price for continued listing on the Nasdaq stock market. In response to market conditions, late last year Nasdaq temporarily suspended the enforcement of its rules requiring a minimum $1.00 closing bid price (and related minimum required market value of publicly held shares) for all its listed companies, but that enforcement suspension expired on August 2, 2009. There can be no assurance that SGRP will be in compliance in the future with Nasdaq’s continued listing requirements. If SGRP’s stock continues to trade below $1.00, Nasdaq may give SGRP notice of non-compliance, which starts a six month cure period during which SGRP may endeavor to once again satisfy Nasdaq’s continued listing requirements, and if SGRP continues to be in non-compliance after such six month cure period ends, Nasdaq may commence delisting procedures against SGRP (during which SGRP will have additional time of up to six months to appeal and correct its non-compliance). If SGRP’s shares were ultimately delisted by Nasdaq, the market liquidity of SGRP’s common stock could be adversely affected and its market price could decrease, even though such shares may continue to be traded “over the counter”, due to (among other things) the potential for increased spreads between bids and asks, lower trading volumes and reporting delays in over-the-counter trades and the negative implications and perceptions that could arise from such a delisting. (Repeated for your convenience from our 6-30-09 Quarterly Report at and for the period ended June 30, 2009.)

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Company Risk Factors. You should carefully review the risk factors described in “Risk Factors” (see Item 1A – Risk Factors) and each other cautionary statement in our most recent Annual Report and each subsequent Quarterly Report (see “SEC Report”, below). To date, those Risk Factors are set forth in “Item 1A – Risk Factors” in our 2008 Annual Report and our 6-30-09 Quarterly Report. In that Quarterly Report, we added the Nasdaq Risk Factor we repeated for your convenience above.

CONDITIONS TO THE EXCHANGE

Specific Conditions Applicable to Each Eligible Participant

We may reject your election to participate in the Exchange Offer if we determine in our discretion that you have failed to satisfy any of the following conditions.

•	You are an Eligible Participant, and you will be an Eligible Participant at the end of the Exchange Period and when you sign and return your New Option Contract;
•	You have properly completed and signed your Election Form and delivered to us during the Exchange Period, and you have not effectively revoked elections to exchange your Selected Contracts;
•	Each of your Selected Contracts covers only Eligible Options;
•	You have the unrestricted right and legal capacity to participate in the Exchange Offer and surrender and exchange the Selected Contracts;
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You are the record and beneficial owner and holder of the Selected Contracts, you have not assigned, pledged or granted any other right in any of them to anyone else, and you have not agreed with anyone else that you would not assign, exchange or transfer any Selected Contract (i.e., you haven’t given anyone a “negative pledge” of any them);

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You surrendered and delivered to us each of your original executed Selected Contracts or have made a good faith effort to find and return them to us, and you will indemnify and reimburse us for any and all losses and expenses (including attorneys fees and expenses) we may occur from cancelling any Selected Contract you failed to return;

•	You will execute and deliver all such additional documents as may be reasonably requested by SGRP in connection with such cancellation; or
•	You do not live in a state that requires registration of this Exchange Offer under its securities law.

We may rely without inquiry on your certification in your Exchange Form that those conditions have been satisfied.

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General Conditions Applicable to All Exchanges

We may terminate or amend this Exchange Offer, or postpone our acceptance or cancellation of any option or contract designated or surrendered to us, or the issuance of any New Stock Option, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the Closing Date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this Exchange Offer as described herein:

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Any changes, events or circumstances occur or exist that, in our reasonable judgment, could materially and adversely affect our accounts, assets, business, cash flow, credit, expenses, financing, income, indebtedness, investments, liabilities, liens, liquidity, material agreements, operations, permits, properties, prospects, reputation, solvency, strategies, taxation or financial or other condition, or those of any of our material subsidiaries, or materially impair our ability to create better performance incentives for our Eligible Participants through this Exchange Offer, whether individually or in the aggregate with other events or circumstances (each a “Material Adverse Effect”)

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any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer, the acquisition of some or all of the designated or surrendered Eligible Options, or the grant of the New Stock Options, or that otherwise relates to this Exchange Offer or that, in our reasonable judgment, could have a Material Adverse Effect;;

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any action is pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: (i) make it illegal for us to accept some or all of the designated or surrendered Eligible Options or to issue some or all of the New Stock Options or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate to this Exchange Offer; (ii) delay or restrict our ability, or render us unable, to accept the designated or surrendered Eligible Options for exchange or to issue some or all of the New Stock Options for some or all of the designated or surrendered Eligible Options; or (iii) have a Material Adverse Effect;

•	there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
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there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record an additional compensation expense against our earnings in connection with this Exchange Offer for financial reporting purposes;

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another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that: (i) any person, entity or “group”, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Exchange Offer; (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Exchange Offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement that it intends to acquire us or any of our assets or securities; or

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any prohibition from granting New Stock Options to you by applicable law or regulation (such prohibitions could result from changes in the rules, regulations or policies of the SEC or our Nasdaq listing requirements).

The conditions to this Exchange Offer are for our benefit. We may assert them in our sole discretion prior to the Closing Date, and we may waive them at any time and from time to time prior to the Closing Date, whether or not we waive any other condition to this Exchange Offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. You may challenge our determination of these matters, but only a court of competent jurisdiction may render a final and binding determination. Subject to any order or decision by a court of competent jurisdiction, any determination we make concerning the events described in this section will be final and binding upon all of our employees, our subsidiaries’ employees and our non-employee directors eligible to participate in this Exchange Offer.

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OUR COMMON STOCK

Price Range of Our Common Stock

The following table sets forth the reported high and low sales prices of our Common Stock for the indicated calendar quarters as reported by Nasdaq.

	2009		2008		2007
	High	Low	High	Low	High	Low
First Quarter	$0.75	$0.45	$1.50	$0.62	$1.30	$0.95
Second Quarter	0.70	0.37	1.45	0.61	1.23	0.89
Third Quarter	N/A	N/A	1.20	0.62	1.50	0.95
Fourth Quarter	N/A	N/A	0.90	0.22	1.02	0.54

On June 30, 2009, there were 19,139,365 shares of our Common Stock outstanding. As of December 31, 2008, there were approximately 1,000 beneficial shareholders of our Common Stock.

Dividends

We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. While our recently issued Preferred Stock accrues a 10% dividend payable in either cash or common stock when authorized by the Board, we do not anticipate paying such dividend in the foreseeable future. We currently intend to retain future earnings to finance our operations and fund the growth of our business. Any payment of future dividends will be at the discretion of our Board and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect to the payment of dividends and other factors that our Board deems relevant. Our Credit Facility with Webster Business Credit Corporation restricts the payment of dividends without its prior consent (see Note 4 to our Consolidated Financial Statements – Lines of Credit – in our 2008 Annual Report).

Issuer Purchases of Equity Securities

During the fiscal year ended December 31, 2008, we did not repurchase any of our equity securities.

Security Ownership of Certain Beneficial Owners and Management

Please see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in our 2009 Proxy Statement, which is incorporated herein by reference.

OUR FINANCIAL CONDITON, MANAGEMENT, ETC.

SEC Reports. Our consolidated financial statements and descriptions of (among other things) our business, governance, management and affiliated transactions, as well as various risk factors pertaining to us, our business and investments in our Common Stock, are contained in SGRP’s filings with the SEC after January 1, 2009 (the “SEC Reports”), including (i) our Annual Reports on Form 10-K for the referenced years (each an “Annual Report”), beginning with the our Annual Report for the year ended December 31, 2008 (our “2008 Annual Report”), (ii) our annual Proxy Statements in accordance with Schedule 14A for the referenced years (each a “Proxy Statement”), beginning with our Proxy Statement for our 2009 Annual Meeting of Stockholders (our “2009 Proxy Statement”), including the portions incorporated by reference into the Annual Report filed immediately preceding such Proxy Statement, (iii) our Quarterly Reports on Form 10-Q for the reference quarter and interim period following the year reported in the most recent Annual Report (each a “Quarterly Report”), and (iv) our Current Reports on Form 8-K (other than those reporting our earnings press releases) containing various informational updates and supplements following the year reported in the most recent Annual Report (each a “Current Report”), and our SEC Reports become part of this Prospectus at the same time they are filed with the SEC, and may supplement, amend or supersede earlier SEC Reports, because the SEC Reports and other documents have been incorporated by reference into this Exchange Offer, to the extent and as more fully described below (see “INCORPORATION OF DOCUMENTS BY REFERENCE” below).

Existing Risk Factors. You should carefully review the risk factors described in “Risk Factors” (see Item 1A – Risk Factors) and each other cautionary statement in our 2008 Annual Report and each subsequent Quarterly Report and other SEC Report, all of which are incorporated herein by reference.

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Annual Reports. You should also review the following other items in our 2008 Annual Report, all of which are incorporated herein by reference, for a better understanding of our business, governance, management, affiliated transactions and financial condition:

Item 1	Business;
Item 3	Legal Proceedings;
Item 5	(subparts) “Corporation Performance” and “Creation and Sale of Unregistered Preferred Stock”;
Item 6	Selected Financial Data;
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources;
Item 9A	Controls and Procedures;
Item 10	Directors, Executive Officers and Corporate Governance;
Item 11	Executive Compensation;
Item 12	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;
Item 13	Certain Relationships and Related Transactions, and Director Independence;
Item 14	Principal Accountant Fees and Services; and
Item 15	Financial Statements.

Items 10, 11, 12, 13 and 14 are incorporated by reference into our 2008 Annual Report from our 2009 Proxy Statement. Please see our 2009 Proxy Statement for the full text of our Items 10, 11, 12, 13 and 14.

Quarterly Reports. You should also review the following other items in each of our Quarterly Reports covering periods in 2009, including our Quarterly Report at and for the period ended June 30, 2009 (our “6-30-09 Quarterly Report”), all of which are incorporated herein by reference for interim financial statements and updated information respecting material changes (if any) in our business, governance, management, affiliated transactions and financial condition:

PART I	FINANCIAL INFORMATION:
Item 1	Financial Statements;
Item 2	Management’s Discussion and Analysis of Financial Condition, Results of Operations, Liquidity and Capital Resources;
Item 3	Quantitative and Qualitative Disclosures about Market Risk; and
Item 4	Controls and Procedures.
PART II	OTHER INFORMATION:
Item 1	Legal Proceedings.

CERTAIN FEDERAL TAX CONSIDERATIONS RESPECTING THE EXCHANGES

Summary Only – Not Legal Advice. The following is a brief summary of certain general federal income, employment, gift and estate tax considerations respecting your Exchanges under this Exchange Offer. This summary does not purport to be complete or authoritative, and you are directed, and reference is hereby made, to all applicable federal statutes and regulations (which to the extent existing at the date of this document served as the basis for this summary), which are all subject to modification and reinterpretation at any time by the federal government or applicable courts. This summary for informational purposes only and is not intended (and shall not be deemed or construed) to be tax or legal advice.

Consult with Your Tax, Legal and Financial Advisors. You are urged to consult with your own tax, legal and financial advisors respecting the applicable federal, state, local and other tax laws, regulations and rules, whether income, gift, estate or other taxes (collectively, “Tax Laws”), applicable to your Exchanges under this Exchange Offer and the timing, extent and consequences of their taxability, as Tax Laws are very complex and the tax consequences could be severe and will likely depend upon your particular circumstances. For example, taxable events under could occur on your receipt, vesting or exercise of your New Stock Options, on your receipt of distributions and Common Stock and on their disposition, or on your contribution, gift or bequest of any New Stock Option to any family trust, family partnership or family member, and you could suffer severe consequences if you do not comply with and otherwise take into account the applicable Tax Laws. In addition, your tax advisor may be able to advise you respecting the likely risks and consequences of particular transactions, tax strategies and positions. Finally, your tax consequences under applicable state, local or other law may not be the same as under federal income tax laws, so it is important to consultant with a tax advisor who is also knowledgeable with the non-federal tax law applicable to you.

Federal Tax Consequences of your Option Exchanges and Retentions. We believe that the exchange of your designated Eligible Options for your New Stock Options should not be a federally taxable event, although the IRS is not precluded from taking a contrary position. The New Stock Options will be Nonqualified Stock Options and will not qualify as Incentive Stock Options within the meaning of Section 422 of the Code. If you did not exchange some of our Eligible Options, your retention of those unmodified existing Eligible Options should not be a federally taxable event.

General Tax Considerations Applicable to All Nonqualified Stock Options. For the federal tax considerations applicable to all Nonqualified Stock Options (like the New Stock Options), please see the following topics in the tax section of the 2008 Plan Prospectus: “Nonqualified Stock Options”, “Exercising Stock Options With Shares Of SGRP’s Common Stock”, “Nonqualified Deferred Compensation and Code Section 409A”, “Performance Awards And Code Section 162(m)”, “Federal Employment Tax Consequences”, “Federal Income Tax Consequences for Gifted Stock Options”, “Federal Gift Tax Consequences for Gifted Stock Options”, and “Federal Estate Tax Consequences for Gifted Stock Options”.

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Circular 230 Disclaimer. The following disclaimer is provided in accordance with Treasury Department Circular 230: You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

WE URGE YOU CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS RESPECTING ALL POTENTIAL TAX CONSIDERATIONS AND CONSEQUESNCES THAT MAY BE INVOLVED IN MAKING YOUR EXCHANGES UNDER THIS EXCHANGE OFFER, WHETHER UNDER ANY APPLICABLE FEDERAL, STATE, LOCAL OR OTHER LAW, AND WHETHER INVOLVING ANY APPLICABLE INCOME, GIFT, ESTATE OR OTHER TAX.

INCORPORATION OF DOCUMENTS BY REFERENCE

Securities Law permits SGRP to “incorporate by reference” certain information from other specified documents into this Exchange Offer and its filings with the SEC, which means SGRP can disclose important information in this Exchange Offer or such filings by referring to those documents and the important information they may contain. The “information incorporated” by reference is considered to be part of this Exchange Offer and the 2008 Plan Registration, and later information filed with the SEC will update and supersede this information, as more fully described below. This means you must review the documents incorporated by reference for you to understand the 2008 Plan and the Company and its business and financial condition to the same degree as if all of the important information contained in those incorporated documents had been repeated in this Exchange Offer.

The 2008 Plan, the 2008 Plan Prospectus, the SEC Reports and the other documents specified above have all been incorporated by reference into this Exchange Offer, each document incorporated by reference into the SGRP’s Filing on Schedule TO respecting the Exchange Offer (as amended, “Schedule TO”), or into SGRP’s Registration Statements on Form S-8 respecting the 2008 Plan (as amended, the “2008 Plan Registration”) pursuant to Item 3 or any other provision of the 2008 Plan Registration, are hereby incorporated by reference into this Exchange Offer (to the extent not already so incorporated), and each document so “incorporated by reference” into this Exchange Offer may be referred to as an “Incorporated Document”. The SEC Reports and the documents listed in such Item 3 include all documents filed by SGRP with the SEC after January 1, 2009, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than those “furnished”, rather than “filed”, with SEC pursuant to certain items of Form 8-K, and shall be deemed to be incorporated by reference into and to become part of this Exchange Offer and the 2008 Plan Registration upon such filing.

Any information contained or deemed contained at any time in this Exchange Offer, the 2008 Plan Prospectus or the 2008 Plan Registration, including any information incorporated by reference, repeated or summarized from any Incorporated Document, will from time to time be automatically and simultaneously updated and modified, restated, replaced or superseded by the corresponding or other applicable information contained (i) in this Exchange Offer, Schedule TO or the 2008 Plan Registration, as most recently amended, or (ii) in any later filed Incorporated Document (“Modified Information”). This Exchange Offer, Schedule TO and the 2008 Plan Registration shall be deemed to include such Modified Information, as and when filed and to the extent applicable, and thereafter shall not include or be deemed to include the older information to the extent so modified, restated, replaced or superseded by such updated information.

At SGRP’s web site, www.sparinc.com, you can review and download the most current 2008 Plan and Award Forms, as well as the most current version of this Exchange Offer, under the Investor Relations tab, and you can review and download the most recent Annual Report and Proxy Statement, as updated (and in some cases amended or superseded) by subsequent SEC Reports, under the Investor Relations tab. You also can obtain free copies of any document incorporated by reference into this Exchange Offer, Schedule TO or the 2008 Plan Registration, as well as a current list of the Incorporated Documents and any additional information or help you may need respecting any Award or Contract (as defined below) you may receive, from SGRP’s Human Resources Department, which you may contact by mail at SPAR Group, Inc., 1910 Opdyke Court, Auburn Hills, MI 48326, by telephone at 248-364-7727, by fax at 248-364-8600, or by email at hsavage@sparinc.com.

In making your investment decisions respecting your participation in this Exchange Offer, you should rely only on the express contents of this Exchange Offer and any New Option Contract you may receive, including the provisions of the 2008 Stock Plan, SEC Reports and other Incorporated Documents, in each case as and to the extent most recently updated.

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